[STRABALA, RAMIREZ & ASSOCIATES, INC LETTERHEAD]

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C., 20549

Gentlemen:

We have read and agree with the comments in Item 4 of Form 8-K of Startronix International dated March 5, 2002.

Strabala, Ramirez & Associates, Inc.

/s/ Strabala, Ramirez & Associates, Inc.
________________________________________
Strabala, Ramirez & Associates, Inc.
Irvine, CA
March 5, 2002